                                                                  EXHIBIT 10(a)


                              EMPLOYMENT AGREEMENT

      AGREEMENT made as of January 27, 1997 by and between NovaSource, Inc. (the "Employer") and Loren J. Hulber (the "Employee").

                                    RECITALS

      The Employer wishes to retain the services of the Employee in the capacity of President and Chief Executive Officer, and the Employee wishes to serve in the employ of the Employer in that capacity, upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    Employment, Term.

            1.1 The Employer agrees to employ the Employee, and the Employee agrees to serve in the employ of the Employer, for the term set forth in Section 1.2, in the position and with the responsibilities, duties and authority set forth in Section 2 and on the other terms and conditions set forth in this Agreement.

            1.2 The term of the Employee's employment under this Agreement shall be the period commencing on the date hereof and continuing for three (3) years, unless sooner terminated in accordance with this Agreement. This Agreement shall automatically renew for successive one year terms, unless either party shall give the other notice of non-renewal at least ninety (90) days before the end of the initial or any renewal term.

      2. Position, Duties. Employee shall serve Employer as President and Chief Executive Officer. The Employee shall have such specific powers, duties and responsibilities as are consistent with the offices of President and Chief Executive Officer. The scope of such powers, duties and responsibilities shall be subject to the interpretation only of the Chairman and the Board of Directors of the Employer. The Employee shall perform his duties and responsibilities hereunder faithfully and diligently, in accordance with the budget, business plans, policies and procedures developed by the Board of Directors of the Employer. The Employee shall devote his full business time and attention to the performance of his duties and responsibilities hereunder and shall serve ex officio as a member of the Board of Directors with a vote.

      3.    Compensation.

            3.1 Salary. In consideration of the performance by the Employee of the services set forth in Section 2 and the Employee's observance of the other covenants set forth herein, the Employer shall pay the Employee, and the Employee shall accept, an annualized base salary of $200,000, payable on a bi-weekly schedule in accordance with the Employer's regular payroll practices. Once an initial public offering of the stock of the Employer shall have been completed, Employee's salary shall be adjusted by the Board of Directors to a level consistent in the Board's judgment with salaries for similarly situated employees in similar publicly traded companies, subject to the Board's judgment with respect to the Employee's performance.

            3.2 Bonus. The Employee shall receive incentive compensation of up to fifty percent (50%) of his annual base salary, payable within thirty days after Employer's receipt of audited financial statements for each fiscal year, prorated if Employee's employment begins during a fiscal year. Employee must be employed as of the last day of the fiscal year for which incentive compensation is paid to be eligible to receive such compensation. The actual bonus payable will be based on achievement of agreed upon objectives and attainment of financial targets. Objectives for the initial fiscal year shall be agreed to in a writing executed by both parties within thirty (30) days after the date of this Agreement. Objectives for subsequent fiscal years shall be agreed to in writing within thirty (30) days after the start of the relevant fiscal year.

            3.3. Special Incentive. Employee shall receive a one-time cash payment of One Hundred Thousand Dollars ($100,000), subject to required withholding and deductions, on July 15, 1997 if Employer has made an initial public offering by June 17, 1997.

            3.4 Stock. Employee shall have the right to purchase three hundred seventy-five thousand (375,000) restricted unregistered shares of the common stock of Employer (the "Shares") at one dollar and ninety-two cents ($1.92) per share, which right shall be exercised within thirty (30) days after the date of this Agreement. The right to sell the Shares to any person other than the Employer shall vest in three equal installments on the first, second and third anniversary of the date of this Agreement. If Employee shall leave the employment of Employer for any reason before all or any part of the Shares shall have vested, Employer, by notice to Employee given within thirty (30) days after Employee's employment has terminated, may require Employee to sell such unvested portion of the Shares to the Employer at one dollar and ninety-two cents ($1.92) per share, as adjusted for the effect of any split, reverse split, recapitalization, reorganization, merger, consolidation or other change in the corporate structure or stock of the Employer. If Employer fails to provide Employee with notice of its intent to acquire such Shares within thirty (30) days after the last day of Employee's employment hereunder, such unvested portion of the Shares shall vest and Employer shall have no further interest in such Shares.

            3.5 Stock Options. After the Employer has completed its first fiscal year and each year thereafter, Employee shall be eligible for award of stock options, which may be granted by the Board of Directors of the Employer in its sole discretion consistent with its compensation philosophy and policies.

      4. Expense Reimbursement. During the term of this Agreement, consistent with the Employer's policies and procedures as in effect from time to time, the Employer shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by the Employee in connection with the performance of the Employee's duties and responsibilities hereunder, upon the presentation of proper accounts therefor in accordance with the Employer's policies.

      5. Other Benefits. During the term of this Agreement, the Employee shall be entitled to receive such benefits as are from time to time made available to other similarly situated employees of the Employer on the same terms as are available to such similarly situated employees, it being understood that the Employee shall be required to make the same contributions and payments in order to receive any of such benefits as may be required of such similarly situated employees.

      6.    Termination of Employment.

            6.1 Death. In the event of the death of the Employee during the term of this Agreement, the Employer shall pay to the estate or other legal representative of the Employee the base salary provided for in Section 3.1 accrued to the Employee's date of death and not previously paid, and the estate or other legal representative of the Employee shall have no further rights under this Agreement.

            6.2 Disability. If the Employee becomes incapacitated by reason of sickness, accident or other physical or mental disability and is for a period of sixty (60) consecutive days unable to perform the essential functions of his position hereunder, if after reasonable effort by the Employer to assign other duties to the Employee which the Employee is able to perform, the Employee is unable to perform such alternate duties, the employment of the Employee may be terminated by the Employer upon thirty (30) days' prior written notice to the Employee. Promptly after such termination, the Employer shall pay to the Employee the base salary provided for in Section 3.1 accrued to the date of such termination and not previously paid. Neither the Employee nor the Employer shall have further rights or obligations under this Agreement, except as provided in Sections 7, 8 and 9.

            6.3 Due Cause. The employment of the Employee may be terminated by the Employer at any time during the term of this Agreement for Due Cause (defined below). In the event of such termination, the Employer shall pay to the Employee the base salary provided for in Section 3.1 accrued to the date of such termination and not previously paid to the Employee, and, after the satisfaction of any claim of the Employer against the Employee arising as a result of such Due Cause, neither the Employee nor the Employer shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8 and 9. For purposes hereof, "Due Cause" means (a) a material breach of any of the Employee's obligations hereunder (it being understood that any breach of the provisions of Sections 2, 7 or 8 hereof shall be considered material); (b) willful failure to carry out his duties hereunder, or gross misconduct; or (c) that the Employee has been charged with any felony or with any lesser crime or offense involving moral turpitude, or, in the sole judgment of the Chairman, has breached the Employer's expectations of integrity and forthrightness. Before terminating Employee for Due Cause, Employer shall notify Employee of the grounds for such termination and, if such grounds are susceptible to cure, shall provide Employee Thirty (30) days during which to cure any such grounds. If Employee shall fail during such period to cure the grounds, Employee's termination shall be effective as of the date of the notice provided hereunder.

            6.4 Other Termination by the Employer. The Employer may terminate the Employee's employment prior to the expiration of the term of this Agreement for whatever reason it deems appropriate; provided, however, that in the event that such termination is not pursuant to Sections 6.1, 6.2 or 6.3:

                  (i) The Employer shall continue to pay to the Employee (or his estate or other legal representative in the case of the death of the Employee subsequent to such termination), in the same periodic installments as his base salary was paid, the base salary provided for in Section 3.1 (at the annual rate then in effect), until the first to occur of (a) the then scheduled expiration of the term hereof or (b) the expiration of a period of one (1) year following such termination (the applicable period hereinafter being referred to as the "Severance Period"); provided further, that such periodic installment payments by the Employer shall cease as of the date Employee obtains alternative employment which does not conflict with Section 8.1(a) of this Agreement, except that, if such employment is at a rate of compensation less than that required hereunder, Employer shall continue to pay the difference between the compensation payable under this section 6.4(i) and the compensation Employee actually receives in his non-conflicting position for the remainder of the Severance Period;

                  (ii) Employee shall receive a bonus, payable on the date specified in Section 3.2 above for the fiscal year during which termination occurs (the "Termination Year"), equal to (a) the lesser of the bonus earned in the preceding fiscal year or 50% of his base salary during the Termination Year (the "Final Bonus") plus (b) an amount equal to the Final Bonus multiplied by the number of months in the Severance Period after the Termination Year divided by twelve;

                  (iii) Employee shall become fully vested in the stock granted pursuant to section 3.4 hereof and in any options granted pursuant to section
3.5 hereof; and

                  (iv) Employee shall continue to receive during the Severance Period, to the extent permitted by law, the same health, disability and life insurance benefits as Employee was receiving on the date of termination, provided that Employee shall continue to make the same contributions toward such coverage as Employee was making on the date of termination, with such adjustments to contributions as are made generally for all employees.

            6.5 Rights to Benefits. Upon termination of employment under any provision contained in this Section 6, except section 6.4, rights and benefits of the Employee, his estate or other legal representative under the employee benefit plans and programs of the Employer, if any, will be determined in accordance with the terms and provisions of such plans and programs. Neither the Employee nor the Employer shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8 and 9.

            6.6. Constructive Termination. Anything herein to the contrary notwithstanding, if the Employer:

                  (i) demotes the Employee to a lesser position than provided in
Section 2; or

                  (ii) causes a material change in the nature or scope of the authorities, powers, functions, duties, or responsibilities attached to the Employee's position as described in Section 2;

then, within thirty (30) days after learning of the action, the Employee may advise the Employer in writing that the action constitutes a termination of his employment by the Employer pursuant to Section 6.4 (Other Termination by the Employer), in which event the Employer shall have thirty (30) days (the "Correction Period") in which to correct such action. If the Employer does not correct such action during the Correction Period, such action shall (unless consented to in writing by the Employee) constitute a termination of the Employee's employment by the Employer pursuant to Section 6.4 (Other Termination by the Employer) effective on the first business day following the end of the Correction Period.

            6.7 Termination of Employment Following a Change in Control. Anything herein to the contrary notwithstanding, the Employee may terminate his employment with the Employer during the one (1) year period following a Change in Control, and such termination shall constitute a termination of the Employee's employment by the Employer pursuant to Section 6.4 (Other Termination by the Employer); provided, however, that the amounts referred to in paragraphs
(i) and (ii) of Section 6.4 shall be paid to the Employee in a lump sum on the date of termination. For purposes of this Agreement, a Change in Control of the Employer shall be deemed to have occurred if:

                  (i) a "person" (meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than the Employee or a group including the Employee), either (x) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Employer having a right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office or (y) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Employer having a right to vote in elections of directors; or

                  (ii) Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors of the Employer;

                  (iii) all or substantially all of the business and/or assets of the Employer are disposed of by the Employer to a party or parties other than a subsidiary or other affiliate of the Employer, pursuant to a partial or complete liquidation of the Employer, sale of assets (including stock of a subsidiary of the Employer) or otherwise; or

                  (iv) Mr. John H. Foster, Chairman of NovaCare, Inc. shall have died.

      For purposes of this Agreement, the term "Continuing Director" shall mean a member of the Board of Directors of the Employer who either was a member of the Board of Directors on the date hereof or who subsequently became a Director and whose election, or nomination for election, was approved by a vote of at least two-thirds of the Continuing Directors then in office.

      7.    Confidential Information.

            7.1 (a) The Employee shall, during the Employee's employment with the Employer and at all times thereafter, treat all confidential material (as hereinafter defined) of the Employer or any other member of the Company Group (as hereinafter defined) confidentially. The Employee shall not, without the prior written consent of the Chairman of the Employer, disclose such confidential material, directly or indirectly, to any party, who at the time of such disclosure is not an employee or agent of any member of the Company Group, or remove from the premises of the Employer or any other member of the Company Group any notes or records relating thereto, copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means), or any other property of any member of the Company Group. The Employee agrees that all confidential material, together with all notes and records of the Employee relating thereto, and all copies or facsimiles thereof in the possession of the Employee (whether made by the foregoing or other means), are the exclusive property of the Company Group. The Employee shall not in any manner use any confidential material of the Company Group, or any other property of any member of the Company Group, outside of the scope of the Employee's duties and responsibilities under this Agreement or in any way that is detrimental to any member of the Company Group.

                  (b) For the purposes hereof, the term "confidential material" means all information in any way concerning the activities, business or affairs of any member of the Company Group or any of the customers or clients of any member of the Company Group, including, without limitation, information concerning trade secrets, together with all sales and financial information concerning any member of the Company Group and any and all information concerning projects in research and development or marketing plans for any products or projects of the Company Group, and all information in any way concerning the activities, business or affairs of any of such customers or clients, which is furnished to the Employee by any member of the Company Group or any of its agents, customers or clients, or otherwise acquired by the Employee in the course of the Employee's employment with the Employer; provided, however, that the term "confidential material" shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) was available to the Employee on a non-confidential basis prior to his employment with any member of the Company Group or (iii) becomes available to the Employee on a non-confidential basis from a source other than any member of the Company Group or any of its agents, customers or clients, provided that such source is not bound by a confidentiality agreement with any member of the Company Group or any of such agents, customers or clients.

                  (c) For purposes hereof, the "Company Group" means, collectively, the Employer, NovaCare, Inc. and the subsidiaries, affiliates and parent entities of each such entity.

            7.2 Promptly upon the request of the Employer, the Employee shall deliver to the Employer all confidential material in tangible form relating to any member of the Company Group in the possession of the Employee, without retaining a copy thereof, unless, in the opinion of counsel for the Employer, either returning such confidential material or failing to retain a copy thereof would violate any applicable federal, state, local or foreign law, in which event such confidential material shall be returned without retaining any copies thereof as soon as practicable after such counsel advises that the same may be lawfully done.

            7.3 If Employee is required, by deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any confidential material relating to any member of the Company Group, the Employee shall provide the Employer with prompt notice thereof so that the Employer may seek an appropriate protective order and/or waive compliance by the Employee with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, the Employee is, in the opinion of counsel for the Employer, compelled to disclose confidential material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such confidential material may be so disclosed.

      8.    Non-Competition.

            8.1 The Employee acknowledges that the services to be rendered by the Employee to the Employer are of a special and unique character. The Employee agrees that, in consideration of his employment hereunder, Employee shall not,
(a) prior to one year following the date of termination of the Employee's employment by the Employer or any other member of the Company Group (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, anywhere within the United States, which is competitive with the business of the Company Group on the date of termination,
(ii) solicit or entice or endeavor to solicit or entice away from any member of the Company Group any person who was a director, officer, employee, agent or consultant of such member of the Company Group, either on such Employee's own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person's contract of employment by reason of leaving the service of such member of the Company Group, (iii) solicit or entice or endeavor to solicit or entice away any of the clients or customers of any member of the Company Group, either on such Employee's own account or for any other person, firm, corporation or organization, or (iv) employ any person who was a director, officer or employee of any member of the Company Group or any person who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Company Group, or (b) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will of any member of the Company Group or the business reputation or good name of any member of the Company Group, or be otherwise detrimental to the Company, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Company Group.

            8.2 The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

            8.3 The Employee expressly acknowledges and agrees that the covenants and agreements set forth in this Section 8 are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the businesses of the Company Group, as well as the proprietary and other legitimate business interests of the members of the Company Group. The Employee acknowledges and agrees that the covenants and agreements of the Employee set forth in this Section 8 are a material reason for the payment of the compensation and benefits provided for in this Agreement.

      9. Equitable Relief. In the event of a breach or threatened breach by the Employee of any of the provisions of Section 7 or 8 of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to pre-judgment injunctive relief or similar equitable relief, designed to maintain the status quo ante pending arbitration under Section 19 of this Agreement, by restraining the Employee from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Employee under any of such provisions, without the necessity of showing any actual damage or that only damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereby consent to the jurisdiction of the federal courts located in the Eastern District of Pennsylvania and the state courts operating within the geographical area included in such District for any proceedings under this
Section 9.

      10.   Successors and Assigns.

            10.1 Assignment by the Employer. The Employer may assign this Agreement to any affiliate of the Employer.

            10.2 Assignment by the Employee. The Employee may not assign this Agreement or any part thereof without the prior written consent of the Chairman of the Employer, and any attempted or purported assignment in the absence of such consent shall be null and void.

      11. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed entirely within such Commonwealth.

      12. Entire Agreement. This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.

      13. Modification and Amendment; Waiver. The provisions of this Agreement may be modified, amended or waived, but only upon the written consent of the party against whom enforcement of such modification, amendment or waiver is sought and then such modification, amendment or waiver shall be effective only to the extent set forth in such writing. No delay or failure on the part of any party hereto in exercising any right, power or remedy hereunder shall effect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

      14. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopier or sent by registered or certified mail, postage prepaid, as follows:

            If to the Employee:

                  Loren J. Hulber
                  Fieldstone Farm
                  7250 Saint Peter's Road
                  Macungie, PA 18062
                  Telephone:  (610) 967-6044

            With a copy to:

                  Matthew R. Sorrentino, Esquire
                  Tallman Hudders & Sorrentino
                  The Paragon Centre
                  Suite 300
                  1611 Pond Road
                  Allentown, PA  18104-2256
                  Telephone:  (610) 391-1800
                  Telecopy:   (610) 391-1805

            If to the Employer:

                  NovaSource, Inc.
                  1016 West Ninth Avenue
                  King of Prussia, Pennsylvania 19406
                  Attention: Chairman
                  Telephone:  (610) 992-7400
                  Telecopy:   (610) 992-3330

            With a copy to:

                  NovaCare, Inc.
                  1016 W. Ninth Avenue
                  King of Prussia, Pennsylvania 19406
                  Attention:  General Counsel
                  Telephone:  (610) 992-7404
                  Telecopy:   (610) 992-3396

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

      15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      16. Expenses. Each of the parties hereto shall bear his or its own costs and expenses, including attorneys' fees and disbursements, incurred in connection with this Agreement and the transactions contemplated hereby.

      17. Titles. Titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

      18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      19. Arbitration. The parties shall attempt amicably to resolve disagreements and disputes hereunder by negotiation. If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from either party, any controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, shall be subject to exclusive, final and binding arbitration, which shall be conducted in Philadelphia,

PA, in accordance with the J.A.M.S./Endispute rules for employment arbitration. Any party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


EMPLOYER:                           ___________________________________


                                    By_________________________________
                                      Name:
                                      Title:

EMPLOYEE:                           ___________________________________